     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 26, 2000
                             REGISTRATION NO. 333--


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                          BIOSHIELD TECHNOLOGIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    GEORGIA                        58-2181628
        (STATE OF INCORPORATION)      (I.R.S. EMPLOYER IDENTIFICATION NO.)


                          BIOSHIELD TECHNOLOGIES, INC.
                             5655 PEACHTREE PARKWAY
                             NORCROSS, GEORGIA 30092
                                 (770) 246-2000

          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                 AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE
                                    OFFICES)

                                TIMOTHY C. MOSES
                          BIOSHIELD TECHNOLOGIES, INC.
                             5655 PEACHTREE PARKWAY
                             NORCROSS, GEORGIA 30092
                                 (770) 246-2000

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

                                   COPIES TO:
                                 RAYMOND L. MOSS
                           SIMS MOSS KLINE & DAVIS LLP
                      400 NORTHPARK TOWN CENTER, SUITE 310
                            1000 ABERNATHY ROAD, N.E.
                             ATLANTA, GEORGIA 30328
                                 (770) 481-7200

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


       Title of each class of             Amount          Proposed maximum      Proposed maximum
       Securities to be                   to be           offering price        aggregate offering               Amount of
       registered                      registered(1)      per share             price(2)                     registration fee

       Common Stock,
       par value

       $0.001 per share              1,646,667 shares        $13.9375              $22,950,421                   $6058.91

(1) Shares of common stock which may be offered by selling stockholders pursuant to this Registration Statement consist of (a) up to 1,000,000 shares issuable upon the exchange of 1,284,797 shares of common stock of the Registrant's majority-owned subsidiary, Electronic Medical Distribution, Inc. ("eMD"), a Delaware corporation (b) 125,000 shares held by CLR Associates, Inc., and an investor and (c) up to 521,667 shares issuable pursuant to the exercise of warrants to purchase common stock (the "Warrants"). In connection with the sale of the common stock of eMD, the Registrant agreed to file a registration statement covering at least 1,000,000 shares of common stock issuable upon exchange of the common stock of eMD. If all 1,284,797 shares of eMD common stock held by the selling stockholders had been exchanged as of March 24, 2000, the exchange rate would have been .2683 shares of the Registrant's common stock per share of eMD common stock, and therefore approximately 344,709 shares of common stock would have been issuable as a result of such conversion. This registration statement covers a further 655,291 shares of common stock in the event the actual number of shares issuable upon conversion of the eMD common stock increases as a result of adjustments in the exchange rate. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon exchange of the eMD common stock or exercise of the Warrants as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. The Registrant is not, however, relying on Rule 416 to register any shares issuable as a result of changes to the exchange rate applicable to the eMD common stock.

(2) Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for the Registrant's common stock as reported on the Nasdaq SmallCap Market(TM) on April 25, 2000, in accordance with Rule 457 under the Securities Act of 1933.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS
                  SUBJECT TO COMPLETION, DATED APRIL 26, 2000

                          BIOSHIELD TECHNOLOGIES, INC.

                        1,646,667 SHARES OF COMMON STOCK

         THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" DESCRIBED BEGINNING ON PAGE 3 IN DETERMINING WHETHER TO PURCHASE SHARES OF BIOSHIELD.


         These shares of common stock are being offered by the selling shareholders identified on page 22 of this prospectus in the section entitled "Selling Shareholders." The selling shareholders may sell these shares from time to time:

         -        on the Nasdaq SmallCap Market(TM);
         -        on the over-the-counter market;
         -        in transactions directly with market makers; or
         -        in privately negotiated transactions.

         We will not receive any portion of the proceeds from the sale of these shares.

         Bioshield's common stock is quoted on the Nasdaq SmallCap Market under the symbol "BSTI."

         The selling shareholders will determine the price of the shares independent of Bioshield. On April 25, 2000, the last sale price of the common stock on the Nasdaq SmallCap Market was $13.0625 per share.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 The date of this prospectus is April 26, 2000

                                TABLE OF CONTENTS



                                                                                                                              PAGE
                                                                                                                              ----

SUMMARY.....................................................................................................................    3
RISK FACTORS................................................................................................................    4
USE OF PROCEEDS.............................................................................................................   21
ISSUANCE OF SHARES TO SELLING SHAREHOLDERS..................................................................................   21
SELLING SHAREHOLDERS........................................................................................................   22
PLAN OF DISTRIBUTION........................................................................................................   23
DESCRIPTION OF CAPITAL STOCK................................................................................................   25
LEGAL MATTERS...............................................................................................................   27
EXPERTS.....................................................................................................................   27
WHERE YOU CAN FIND MORE INFORMATION.........................................................................................   29
INFORMATION INCORPORATED BY REFERENCE.......................................................................................   29

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

                                     SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus. Investment in our common stock involves a high degree of risk. Investors should carefully consider the information set forth under "Risk Factors" beginning on page 4.

                                   THE COMPANY

         BioShield Technologies, Inc. is a Georgia corporation organized in June, 1995 and has, since inception, been a development stage company engaged primarily in research and development, patent filings, regulatory approvals and related activities geared towards the sale of its retail, industrial and institutional products. Most of the products which have been commercialized are in the cleaning and deodorizing segment. Some of these products may provide long-term killing action of microorganisms responsible for cross contamination and viral contamination. Many of these products inhibit and control the growth of over 100 viral, bacteria, fungi and yeast organisms. Revenues generated from operations to date have primarily been limited to test marketing of the Company's antimicrobial products in all division areas. The Company has continued to successfully build brand recognition and market penetration of its new "OdorFree" product line. Currently OdorFree is sold through several major supermarket chains in the states of Texas, Louisiana and Florida.

         On April 7, 1999, the company created a subsidiary to develop electronic commerce via the internet, Electronic Medical Distribution, Inc. or eMD.com. eMD.com seeks to integrate four product offerings for providers (point of care medication management, electronic medical records, pharmaceutical fulfillment and pharmaceutical care services) with a comprehensive healthcare website. eMD.com launched its consumer and physician web site in January 2000. Prior to launch, eMD.com was in the development stage, which means its primary focus has been organizational activities, raising capital, gaining regulatory approvals, research and development and further investigation into new markets.

         As a result, we currently operate in two distinct business segments, antimicrobial and biostatic products for use within the retail and institutional markets through BioShield and pharmaceutical healthcare via the internet through eMD.com.


                                  THE OFFERING

         The eMD.com Financing. In three separate private placements effected in June, August and September, 1999, we issued a total of 1,284,797 shares of common stock of eMD.com to four investors for a total of $6 million before deduction of fees and expenses. The eMD.com common stock was sold in reliance on Rule 506 of the Securities Act of 1933, which provides an exemption from registration for sales to accredited investors, as defined by Rule 501 under Regulation D of the Securities Act. The agreements governing the issuance and sale of the eMD.com common stock provide that, if eMD.com has not consummated an initial public offering of its common stock, at any time or times after May 31, 2000, any holder of the eMD.com common stock may exchange the eMD.com common stock for shares of common stock of Bioshield.

         Each share of eMD.com common stock is exchangeable, at the option of the holder, into a number of shares of Bioshield common stock determined by multiplying the issue price of the eMD.com common stock, or $4.66, as that price is adjusted for stock splits and similar events, by 1.25, and dividing the resulting number by the average closing bid prices for a share of Bioshield common stock for the twenty consecutive trading days following the date that a notice of exchange is given by a holder. In the event that any holder seeks to exchange shares of eMD.com common stock for Bioshield common stock, we have the right, in our sole discretion, to pay to that holder the sum of $5.825 for each share so exchanged, as that price is adjusted for stock splits and similar events.

         Under the terms of the agreements governing the issuance and sale of the eMD.com common stock, so long as the common stock of Bioshield is listed on the NASDAQ Small Cap Market or the NASDAQ National Market, we may not issue shares of Bioshield common stock upon exchange of the eMD.com common stock to the extent that the number of shares issued upon the exchange would equal or exceed 20% of outstanding Bioshield common stock at the time of the issuance of the eMD.com common stock unless we obtain stockholder approval for the issuance. Each holder of the eMD.com common stock may not in any event exchange shares so that, after giving effect to such exchange, the total number of shares beneficially owned by the holder and its affiliates would exceed 4.9% of the outstanding shares of common stock of Bioshield, or exchange more than 10% of the total number of shares of eMD.com common stock issued to the holder in any 30-day period.

         Pursuant to registration rights granted to the investors in the private placements, we were obligated to file a registration statement under the Securities Act of 1933 with respect to a minimum of 1,000,000 shares of Bioshield common stock issuable upon exchange of the eMD.com common stock. This prospectus forms a part of that registration statement. We are obligated to pay penalties if the registration statement is not declared effective within a specified time period.

         We may, at our option, redeem any or all of the eMD.com common stock in our sole discretion at a price of $5.825 for each share so redeemed, as that price is adjusted for stock splits and similar events. We may not redeem shares of eMD.com common stock having a value of less than $500,000; and we must have cash, credit or standby underwriting facilities available to fund the redemption.

         We have the right to suspend the exchange of the eMD.com common stock for Bioshield common stock once, for a thirty-day period, without payment or penalty, in the event that, by May 31, 2000, we have received a letter of intent from a reputable investment banking firm to underwrite a public offering of the eMD.com common stock, and the public offering has not occurred by that date due to market conditions as determined by the investment banking firm.

         The rights of the holders to exchange the eMD.com common stock for Bioshield common stock will be suspended so long as eMD.com becomes a reporting company under the Securities Exchange Act of 1934, eMD.com has a Form 8A declared effective by the SEC, and the trading price of the eMD.com common stock equals or exceeds $6.19 per share.

THE SHARES. In 1998, we issued 100,000 shares of our common stock to CLR Associates, Inc. in exchange for financial and advisory services, and 25,000 shares to an investor. Those shares have been included in the registration statement of which this prospectus forms a part.

THE WARRANTS. On February 27, March 16, and March 24, 1998, the Company sold 90 units to 12 investors for an aggregate of $450,000 or $5,000 per unit, with each unit consisting of (i) a $5,000 non-negotiable promissory note payable on the earlier of an initial public offering or three years from the date of issuance, and (ii) a warrant to purchase up to 5,000 shares of Common Stock at the initial public offering price beginning six months after the offering and ending five years after issuance. First Atlanta Securities, LLC acted as the Company's placement agent with respect to the placement of the units and received $40,000 in cash and a warrant to purchase 40,000 shares of Common Stock at a price per share equal to 110% of the initial public offering price. The units and related placement agent's warrants were issued under the exemption from the registration requirements of the Securities Act afforded by
Section 4(2) of the Act.

Pursuant to the terms of the warrants issued to the investors, the holders of a majority of the total shares of common stock issuable pursuant to the warrants may demand one registration of a public offering of common stock by a written request delivered to the Company no sooner than 11 months and no later than 23 months following consummation of the Company's initial public offering. The holders have exercised that right, and the 450,000 shares of Bioshield common stock issuable upon exercise of the warrants have been included in the registration statement of which this prospectus forms a part.

Pursuant to the terms of the warrants issued to First Atlanta, at any time through the third anniversary of the Company's initial public offering, the holder of the warrants has a one-time right to require the Company to prepare and file a registration statement under the Securities Act covering all or any portion of the warrants and or the common stock for which the Warrants are exercisable. The holders have exercised that right, and the 40,000 shares of Bioshield common stock issuable upon exercise of the warrants have been included in the registration statement of which this prospectus forms a part.


In addition, the Company issued warrants to purchase a total of 31,667 shares to two investors prior to its initial public offering. Those shares have been included in the registration statement of which this prospectus forms a part.

                                  RISK FACTORS

An investment in our securities involves a high degree of risk. Prospective investors should consider the following factors in addition to the other information set forth in this prospectus before purchasing our securities.

FORWARD LOOKING STATEMENTS

         We make statements in this prospectus and in the documents we file with the Commission that are considered "forward-looking statements" within the meaning of the Securities Act and the Exchange Act. Sometimes these statements contain words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions or other similar words. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other factors that could cause our actual performance or achievements to be materially different from those we project. The following factors, among others, could cause materially different results from those anticipated or projects:

         - failure to obtain EPA or FDA approvals for antimicrobial and biostatic products;

         - inability to commercialize Bioshield's antimicrobial and biostatic technology in a cost-effective manner;

         - the introduction of equally or more effective antimicrobial and biostatic products by competitors, especially larger competitors with established distribution systems and substantially greater financial resources;

         -        failure to obtain new customers or retain existing customers;

         - inability to carry out marketing and sales plans or to establish Electronic Medical Distribution as a widely-used internet resource;

         -        inability to obtain capital for future growth;

         -        loss of key executives; and

         -        general economic and business conditions.

         We do not have a policy of updating or revising forward-looking statements and thus it should not be assumed that silence by us over time means that actual events are bearing out as estimated in such forward-looking statements.

WE ARE A DEVELOPMENT STAGE COMPANY ENGAGED IN PRODUCT DEVELOPMENT AND WITH LIMITED OPERATING HISTORY

         Bioshield was organized in June 1995 and is a development stage company. Bioshield's long-term viability, profitability and growth will depend upon successful commercialization of products resulting from our research and product development activities. We may not be able to sell significant quantities of any product outside of retail distribution channels until such time, if ever, as we receive regulatory approval to commercially market our products in the industrial and medical markets. Any such approvals may however be limited in scope. Many of our products will require laboratory and clinical testing and investment prior to obtaining such approvals for any product with the EPA and the FDA and prior to full commercialization. No assurances can be given that any such approvals will be obtained. No FDA applications or registrations have been filed to date and none are anticipated to be filed in the near future. Moreover, with respect to the FDA, adverse or inconclusive results in clinical trials could significantly delay or ultimately preclude any such approvals. Even if we obtain approvals there can be no assurance that any product approval will lead to the successful commercialization of such product.

         Further, as a development stage company, we have limited relevant operating history upon which you can evaluate our prospects. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a new business in the evolving, heavily regulated healthcare, drug, and medical device industry, which is characterized by an increasing number of market entrants, intense competition and a high failure rate. In addition, significant challenges are often encountered in shifting from development to commercialization of new products. See "Business."

WE HAVE GENERATED LIMITED REVENUES TO DATE, HAVE A HISTORY OF SIGNIFICANT LOSSES AND EXPECT CONTINUED LOSS

         Through September 30, 1999, although we have recorded contract revenues, we have generated only limited revenues from product sales and consulting of $1,727,475 since 1995. Moreover, we have incurred significant losses, including losses of $356,316, $514,459, $1,471,929, and $3,289,616 for the years ended June 30, 1996, 1997, 1998 and 1999, respectively. For the years ended June 30, 1996, 1997, 1998 and 1999, we recorded product sale revenues of $0, $775,315, $462,471 and $305,336. Our net sales during the six months ended December 31, 1998 and 1999 were $232,697 and $413,399, respectively, while net losses increased from $958,009 to $8,666,491 as we used the proceeds of our initial public offering and other financings to increase marketing efforts.

         Because we will continue to have a high level of research and development and general and administrative expenses and will not have matching contract revenues as such expenditures are incurred, we anticipate continued greater net losses until such time, if ever, as we are able to generate sufficient revenues to support our operations.

LOSSES WILL PROBABLY CONTINUE FOR AN INDEFINITE PERIOD

         We believe that our ability to generate sufficient revenues, aside from the retail market, may depend on the success of the obtaining regulatory registrations for the commercial sale of products, including approval of any manufacturing facilities established or maintained by us or our suppliers that produce such products. There can be no assurance that any of such events will occur, that we will attain revenues from commercialization of our products or that we will ever achieve profitable operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and Financial Statements.

CONTINUED EXISTENCE AS A GOING CONCERN IS ULTIMATELY DEPENDENT UPON THE SUCCESS OF FUTURE OPERATIONS AND OUR ABILITY TO OBTAIN ADDITIONAL FINANCING

         Our capital requirements have been and will continue to be significant. To fund our capital requirements to date, we have been dependent primarily on:

         -        sales revenues generated primarily from the sale of products;

         - the net cash proceeds of private placements of Bioshield securities; and

         - the aggregate net proceeds of our initial public offering of approximately $5.1 million.

We anticipate, based on our currently proposed plans and assumptions relating to our operations, that current working capital and projected revenues, together with the proceeds of a private placement of our convertible preferred stock effected in January, 2000 and of a $10 million private equity facility entered into in June, 1999, will be sufficient to satisfy our estimated cash requirements into calendar year 2001. We expect to incur substantial costs over approximately the next three years to complete our primary development of products for the medical and industrial markets. Therefore, unless we generate significant revenues during such period, we will need additional financing to fully fund such development. We have no current sources of additional financing and it is not anticipated that any of the officers, directors or shareholders of Bioshield will provide any portion of our future financing requirements. We cannot assure you that additional financing will be available on commercially reasonable terms, or at all. Any inability to obtain additional financing when needed could require us to significantly curtail or possibly cease operations.

We may also need to raise additional funds to respond to business contingencies, which may include the need to:

         -        fund more rapid expansion;

         -        fund additional marketing expenditures;

         - develop new or enhance existing editorial content, features or services;

         -        enhance our operating infrastructure;

         -        respond to competitive pressures; or

         -        acquire complementary businesses or necessary technologies.

         If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders, including those acquiring shares in this offering. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance editorial content, features or services, or otherwise respond to competitive pressures would be significantly limited. Please see "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

A NEW VENTURE WILL DEPLETE OUR CAPITAL MORE QUICKLY

         We have recently organized a subsidiary, eMD.com, which will engage in the sale of drug and healthcare related products over the Internet. We anticipate requiring substantial capital well in excess of what we now have available in order to complete the development and implement the operation of eMD.com.


BIOSHIELD WILL NOT BE ABLE TO GROW IF OUR PRODUCTS ARE NOT APPROVED, AND WE BEAR SUBSTANTIAL REGULATORY COSTS

         The development, manufacture, testing and marketing of all of our products are subject to extensive regulation by numerous authorities in the United States and other countries. In the United States, before new antimicrobial products for humans are permitted to be marketed commercially, they must undergo extensive preclinical and clinical testing. Delays in obtaining regulatory approvals may adversely affect the development, testing or marketing of our products and our ability to generate revenues from the sale or licensing of such products. There can be no assurance that we will obtain regulatory approvals in the United States or any other country to sell our products for such purposes.

WE ARE AT A COMPETITIVE DISADVANTAGE TO LARGE, WELL-ESTABLISHED COMPANIES

         The markets for our products are competitive. Competition from companies that produce antimicrobials for commercial use is intense and expected to increase. There can be no assurance that other companies with the expertise or resources that would encourage them to attempt to develop or market competing products will not develop new products directly competitive with our products. We are aware of several other companies that manufacture products that compete directly with our products. Certain of these companies have well-established reputations for success in the development, sale and service of conventional antimicrobials and have substantially greater financial, technical, personnel and other resources than we do. We compete on the basis of technological suitability, quality, performance characteristics and price of our products, our ability to meet customer specifications, and the quality of technical assistance and service furnished to our customers. There can be no assurance that we will be able to compete successfully, that competitors will not develop technologies or products that render our products obsolete or less marketable or that we will be able to successfully enhance our existing products or develop or acquire new products. See "Business -- Competition."

OUR PRODUCTS MAY BECOME OBSOLETE

         The antimicrobial industry is subject to rapid and significant technological change, and our ability to compete is dependent in large part on continued improvements to our products and technologies. In order to do so, we must effectively utilize and expand our research and development capabilities, and, once developed, expeditiously convert new technology into products and processes that we can commercialize. Our competitors may succeed in developing technologies, products and processes that render our processes and products obsolete. Certain entities, such as Emory University, have filed applications for or have been issued patents and may obtain additional patents and proprietary rights relating to products or processes competitive with or otherwise related to ours. The scope and viability of these patents, the extent to which we may be required to obtain licenses under these patents or under other proprietary rights and the cost and availability of licenses are unknown, but these factors may limit our ability to market our products. See "Business -- Competition."

OUR BUSINESS EXPOSES US TO POTENTIAL PRODUCT LIABILITY RISKS THAT ARE INHERENT IN THE TESTING, MANUFACTURING, MARKETING AND SALE OF THERAPEUTIC PRODUCTS

         While we will take precautions we deem appropriate; there can be no assurance that we will be able to avoid significant product liability exposure. We have obtained general liability insurance in the amount of $1,000,000, which includes aggregate product coverage of $1,000,000. We also have an umbrella liability policy with aggregate limits of $5,000,000. There can be no assurance that we will be able to obtain coverage on acceptable terms or that any insurance policy will provide adequate protection against potential claims. A successful claim brought against us in excess of any insurance coverage could have a material adverse effect upon us.

THE MARKET MAY NOT ACCEPT OUR PRODUCTS

         To date, we have generated limited revenues from sales of our products. We have not yet commenced significant marketing activities, and we have limited marketing experience and limited resources to independently undertake extensive marketing activities. As is typically the case, the demand and market acceptance for our newly introduced, innovative products is highly uncertain. Achieving market acceptance for our products will require substantial marketing efforts and expenditure of significant funds to inform customers of the distinctive characteristics and benefits of using our products. There can be no assurance that our efforts will result in successful product commercialization or initial or continued market acceptance for our products.

WE ARE VERY DEPENDENT ON KEY PERSONNEL

         Our success will be largely dependent on the abilities and continued personal efforts of Timothy C. Moses, one of Bioshield's founders, Co-Chairman of the Board, President, and Chief Executive Officer; and Jacques Elfersy, founder, Co-Chairman of the Board, Senior Vice President, Secretary, Treasurer, and Director. We employ Messrs. Moses and Elfersy under an employment agreement expiring January 1, 2003. The loss of the services of either Mr. Moses or Mr. Elfersy would have a material adverse effect on us. We are a beneficiary of key man life insurance policies, each in the amount of $1,000,000, on each of Mr. Moses and Mr. Elfersy. We do not currently own policies covering any other officer or employee. See "Management."

BIOSHIELD IS CONTROLLED BY MESSRS. MOSES AND ELFERSY, WHOSE INTERESTS DO NOT ALWAYS COINCIDE WITH YOURS

         Mr. Moses, Co-Chairman, President, and Chief Executive Officer of Bioshield, and Mr. Elfersy, Co-Chairman of the Board, Senior Vice President, Treasurer, Secretary and Director, beneficially own approximately 22.7%, and approximately 24.9%, respectively, of the shares of common stock outstanding. In the likely event that Mr. Moses and Mr. Elfersy were to act in concert, they could generally control the affairs of Bioshield. These two shareholders may be able to control the outcome of shareholder votes, including votes concerning the election of directors, the adoption of amendments to Bioshield's Articles of Incorporation or Bylaws and the approval of certain mergers and other significant corporate transactions, including a sale of substantially all of our assets. Their control could also have the effect of delaying, deferring or preventing a change in control of Bioshield that you would prefer to occur. See "Risk Factors -- Anti-Takeover Provisions," "Principal Shareholders," and "Description of Common Stock."

THERE IS NO ASSURANCE OF A CONTINUED PUBLIC MARKET

         The market prices for securities of biotechnology companies have been volatile. Announcements of technological innovations or new products by us or our competitors, developments concerning proprietary rights (including patents and litigation matters), publicity regarding actual or potential clinical testing relating to products under development by us or others, regulatory developments in both the United States and foreign countries, public concern as to the safety of biotechnology products and economic and other external factors, as well as period-to-period fluctuations in financial results, may have a significant impact on the market price of the common stock. Additionally, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies. The common stock of small and emerging growth companies such as ours that trade in the over-the-counter market have experienced particularly wide price fluctuations not necessarily related to the operating performance.

SHARES ELIGIBLE FOR FUTURE SALE

         As of November 11, 1999, there were [4,505,092] shares of common stock that were restricted securities that became eligible for resale under Rule 144 under the Securities Act of 1933, after expiration of a "lock-up" agreement in September 1999. Sales of significant amounts of those shares in the public market could adversely affect the market price of the common stock. See "Shares Eligible for Future Sale," "Principal Shareholders," "Management's Discussion and Analysis of Financial Condition and Operating Results," and "Liquidity and Capital Resources."

EFFECT OF EMD.COM PRIVATE PLACEMENT FINANCING

         This prospectus covers up to 1,000,000 shares of Bioshield common stock which may be issued in connection with the exchange of shares of eMD.com common stock in the event that eMD.com has not become a reporting company under the Securities and Exchange Act of 1934, as amended, by May 31, 2000. That exchange is at a rate that represents a discount to the then-current market value of Bioshield common stock. The effect of such exchanges, if triggered, may have a negative impact on the trading prices of Bioshield's common stock, may enable these investors to acquire a substantial ownership position in Bioshield and may significantly dilute the interest of existing Bioshield shareholders.

SUBSTANTIAL SHARES OF COMMON STOCK RESERVED

         We have reserved 1,200,000 shares of common stock for issuance to key employees, officers, directors and consultants pursuant to our 1997 stock incentive plan and 1,000,000 shares of common stock for issuance to directors pursuant to our 1996 directors' stock option plan. To date, 758,000 options have been granted under the Incentive Plan, of which 355,000 are immediately exercisable and 250,000 options have been granted under the Director Plan, of which 210,000 are immediately exercisable. The existence of these options and any other options or warrants may prove to be a hindrance to future equity financing by Bioshield and may result in sales of common stock to officers and directors at prices well below the market price at the time of option exercise. See "Management -- Stock Option Plan."

AUTHORIZATION OF PREFERRED STOCK

         Bioshield's articles of incorporation authorize the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the board of directors. Accordingly, our board of directors is empowered, without shareholder approval, to issue additional preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be used to discourage, delay, or prevent a change in control of Bioshield. Although management has no present intention of issuing any shares of its authorized preferred stock, Bioshield may do so in the future. We will not offer preferred stock to promoters except on the same terms as it is offered to all other existing shareholders or to new shareholders.

ANTI-TAKEOVER PROVISIONS

         Our articles of incorporation and bylaws contain numerous anti-takeover provisions intended to encourage any potential acquiror of Bioshield to deal directly with Bioshield's Board of Directors. Among the features of Bioshield's articles of incorporation and bylaws that could have anti-takeover effects are:

         - a classified board of directors with Board members serving staggered three-year terms;

         - prohibition of majority shareholder actions by written consent;

         - restricting the power to call special meetings of shareholders to the Chairman of the Board of Directors, President, board of directors or the holders of two-thirds of the outstanding shares of Bioshield's capital stock entitled to vote generally in the election of directors not held by an "Interested Shareholder" (generally, a shareholder that, together with its affiliates, associates and any persons acting in concert with them, acquires beneficial ownership of fifteen percent or more of the outstanding shares of such voting stock after July 15, 1997);

         - requiring advance notice of shareholder nominees to stand for election to the board of directors or of shareholder introduced business to be considered at a shareholders meeting;

         - adoption of the requirements of Part 3 of Article 11 of the Georgia Business Corporation Code regarding business combinations;

         - express authorization of the board of directors to consider the effects of a proposed acquisition on Bioshield employees, customers and suppliers and the communities where Bioshield operates;

         - requiring cause and a greater than majority vote of shareholders to approve removal of directors and amendments to Bioshield's articles of incorporation or bylaws and providing for a greater than majority vote of shareholders in certain circumstances relating to an acquisition of Bioshield unless the amendment or acquisition have been approved by the board of directors.

These anti-takeover provisions could also allow the board of directors to impede or prevent an acquisition of Bioshield even if shareholders support the acquisition, and could also serve to entrench incumbent management.

         In connection with its initial public offering in the State of California, Bioshield agreed to submit to its shareholders at its next annual meeting a proposal to amend Bioshield's Articles and Bylaws to (i) provide that holders of ten percent (10%) or more of the outstanding shares of Bioshield's capital stock can call a special shareholders meeting and (ii) eliminate the "Fair Price" requirements enacted by Bioshield pursuant to O.C.G.A. ss.ss.14-2-1110 -- 1133, which are designed to encourage any person before acquiring fifteen percent (15%) or more of Bioshield's outstanding common stock to seek approval of Bioshield's board of directors for the terms of any contemplated business combination. The effect of these existing provisions is to prohibit, among other things, a business combination with an interested shareholder for five (5) years, subject to certain exceptions, which include obtaining board of directors' approval of the proposed transaction and in certain cases shareholder approval. Messrs. Moses and Elfersy have agreed to vote their shares in favor of the proposals at the next annual shareholders meeting. Approval of these proposals will require a majority vote of Bioshield's shareholders. In the event that these proposals are adopted, Bioshield may be more vulnerable to, among other things, a hostile takeover or other business combination or transaction that is not approved by Bioshield's board of directors.

BIOSHIELD HAS NOT PAID DIVIDENDS AND IS NOT LIKELY TO PAY DIVIDENDS FOR AT LEAST SEVERAL YEARS

         To date, Bioshield has not paid any cash dividends on its common stock and it does not expect to declare or pay dividends on the common stock in the foreseeable future. In addition, future agreements or credit facilities may restrict dividend payments. See "Dividend Policy" and "Description of Common Stock."

POSSIBLE DELISTING OF SECURITIES FROM THE NASDAQ STOCK MARKET; RISKS OF LOW-PRICED STOCKS

         While the common stock has met the current initial listing requirements for inclusion in the Nasdaq SmallCap Market, there can be no assurance that they will meet continued listing requirements. Under current criteria for continued inclusion on the SmallCap Market:

         - Bioshield will have to maintain at least $2,000,000 in net tangible assets or $35,000,000 market capitalization or achieve net income of $500,000 for two of the last three years,

         - the minimum bid price of the common stock will have to be $1.00 per share,

         - there must be at least 500,000 shares in the public float valued at $1,000,000 or more,

         - the common stock must have at least two active market makers, and

         -        the common stock must be held by at least 300 holders.

         If Bioshield is unable to satisfy the SmallCap Market's maintenance requirements, its securities may be delisted. The common stock and warrants would then be traded only in the over-the-counter market in the so-called "pink sheets" or the NASD's OTC Bulletin Board. Consequently, the liquidity of Bioshield's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduced numbers of security analysts' and the news media's coverage of Bioshield, and lower prices for our securities than might otherwise be attained.

         In addition, if the common stock is delisted from trading on the SmallCap Market and the trading price of the common stock falls below $5.00 per share, trading in the common stock would be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as "penny stock" (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and associated risks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Such information must be provided to the customer orally or in writing prior to effecting the transaction and in writing before or with the customer's confirmation. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed on broker-dealers by these requirements may discourage them from effecting transactions in the common stock, which could severely limit the liquidity of the common stock and the ability of purchasers in this offering to sell the common stock in the secondary market.

RISKS PARTICULAR TO EMD.COM

         eMD.com is still in the initial stages of its internet and related operations and is still in the process of developing the site and related business. We launched the consumer and physician portions of our website in December 1999. Accordingly, we have an extremely limited operating history. An investor must consider the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets, including the Internet market. These risks and difficulties include our ability with respect to eMD.com to:

         - attract a larger audience of users to our Internet-based consumer healthcare network;

         -        increase awareness of our brand;

         - strengthen user loyalty and increase the number of registered users;

         - offer compelling on-line content, services and e-commerce opportunities;

         - maintain our current, and develop new, affiliate relationships;

         - attract a large number of advertisers who desire to reach our users;

         - respond effectively to the offerings of competitive providers of healthcare information on the Internet;

         -        continue to develop and upgrade our technology; and

         -        attract, retain and motivate qualified personnel.

         We also depend on the growing use of the Internet for advertising, commerce and communication, and on general economic conditions. We cannot assure you that our business strategy will be successful or that we will successfully address these risks or difficulties. If we fail to address adequately any of these risks or difficulties our business would likely suffer.

         OUR BUSINESS IS CHANGING RAPIDLY, WHICH COULD CAUSE OUR QUARTERLY OPERATING RESULTS TO VARY AND OUR STOCK PRICE TO FLUCTUATE.

         Our revenues and operating results may vary significantly from quarter to quarter due to a number of factors, not all of which are in our control. If we have a shortfall in revenue in relation to our expenses, or if our expenses precede increased revenues, then our business would be materially adversely affected. This would likely affect the market price of our common stock in a manner which may be unrelated to our long-term operating performance.

         Important factors which could cause eMD.com's results to fluctuate materially include:

-        our ability to attract and retain users;

- our ability to attract and retain advertisers and sponsors and maintain advertiser and sponsor satisfaction;

-        traffic levels on our Internet site;

- our ability to attract and retain customers and maintain customer satisfaction for our existing and future e-commerce offerings;

- new internet sites, services or products introduced by us or our competitors;

-        the level of internet and other on-line services usage;

- our ability to upgrade and develop our systems and infrastructure and attract new personnel in a timely and effective manner;

- our ability to successfully integrate operations and technologies from any acquisitions, joint ventures or other business combinations or investments; and

- technical difficulties or system downtime affecting the operation of our website.

         eMD.com revenues for the foreseeable future will remain dependent on user traffic levels, advertising and e-commerce activity on eMD.com and the level of physician participation. Such future revenues are difficult to forecast. In addition, we plan to increase our sales and marketing operations, expand and develop content and upgrade and enhance our technology and infrastructure development in order to support our growth. Many of the expenses associated with these activities--for example, personnel costs and technology and infrastructure costs--are relatively fixed in the short-term. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall, in which case our results of operations would suffer. However, we cannot assure you that we will ever achieve profitable operations for eMD.com.

         Market prices of emerging Internet companies have been highly volatile, and the market for our stock may exhibit volatility as well.

         WE MUST ESTABLISH, MAINTAIN AND STRENGTHEN OUR BRAND IN ORDER TO ATTRACT USERS TO OUR NETWORK AND GENERATE ADVERTISING, SPONSORSHIP AND E-COMMERCE REVENUE.

         In order to expand our audience of users and increase our on-line traffic, we must establish, maintain and strengthen our brand. For us to be successful in establishing our brand, healthcare consumers must perceive us as a trusted source of healthcare information, products and services, and advertisers, merchants and manufacturers must perceive us as an effective marketing and sales channel for their products and services. We expect that we will need to increase substantially our marketing budget in our efforts to establish brand recognition and brand loyalty. Our business could be materially adversely affected if our marketing efforts are not productive or if we cannot strengthen our brand.

         WE HAVE COMMITTED AND WILL REQUIRE SIGNIFICANT FINANCIAL AND MARKETING RESOURCES TO EXPAND OUR NETWORK; IF WE ARE UNABLE TO EARN REVENUES IN EXCESS OF THESE COMMITMENTS, OUR BUSINESS WILL SUFFER.

         In order to expand our network, we intend on entering into a number of strategic partnerships which will involve the payment of significant funds for prominent or exclusive carriage of our healthcare information and services. These transactions are premised on the assumption that the traffic we obtain from these arrangements will permit us to earn revenues in excess of the payments made to partners. This assumption is not yet proven, and if we are unsuccessful in generating sufficient resources to offset these expenditures, we will likely be unable to operate our business.

         IN ORDER TO ATTRACT AND RETAIN OUR AUDIENCE OF USERS, WE MUST PROVIDE HEALTHCARE CONTENT, TOOLS AND OTHER FEATURES WHICH MEET THE CHANGING DEMANDS OF THOSE USERS.

         One of our fundamental business objectives is for eMD.com to be a trusted source for healthcare information, products, and services. As with any form of consumer-oriented media, we have to provide editorial content, interactive tools and other features that consumers demand in order to continue to attract and retain our audience of users. We expect that competitive factors will create a continuing need for us to retain, improve and add to our editorial content, interactive tools and other features. We will not only have to expend significant funds and other resources to continue to improve our network, but we must also properly anticipate and respond to consumer preferences and demands. Competition for content will likely increase the fees charged by high quality content providers. The addition of new features will also require that we continue to improve the technology underlying our website. These requirements are significant, and we may fail to execute on them quickly and efficiently. If we fail to expand the breadth of our offerings quickly, or these offerings fail to achieve market acceptance, our business will suffer significantly.

         OUR BUSINESS MODEL RELIES ON INTERNET ADVERTISING AND SPONSORSHIP ACTIVITIES WHICH MAY NOT BE EFFECTIVE OR PROFITABLE MARKETING MEDIA.

         Our future is highly dependent on increased use of the internet as an advertising medium. We expect to derive a portion of our revenues from advertising and sponsorships. The internet advertising market is new and rapidly evolving, and we cannot yet predict its effectiveness as compared to traditional media advertising. As a result, demand and market acceptance for internet advertising solutions are uncertain. Most of our current or potential advertising customers have little or no experience advertising over the internet and have allocated only a limited portion of their advertising budgets to internet advertising. The adoption of internet advertising, particularly by those entities that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business, exchanging information and advertising products and services. Such customers may find internet advertising to be less effective for promoting their products and services relative to traditional advertising media. We cannot assure you that the market for internet advertising will continue to emerge or become sustainable. If the market for internet advertising fails to develop or develops more slowly than we expect, then our ability to generate advertising revenue would be materially adversely affected.

         Various pricing models are used to sell advertising on the internet. It is difficult to predict which, if any, will emerge as the industry standard, thereby making it difficult to project our future advertising rates and revenues. Our advertising revenues could be adversely affected if we are unable to adapt to new forms of internet advertising. Moreover, "filter" software programs are available that limit or prevent advertising from being delivered to an Internet user's computer. Widespread adoption of this software could adversely affect the commercial viability of Internet advertising.

         In order to execute our growth plan we must attract, retain and motivate highly skilled employees, and we face significant competition from other Internet and new media companies in doing so.

         In addition, as our market develops, seasonal and cyclical patterns may emerge. These patterns may affect our revenues. We cannot yet predict to what extent our operations will prove to be seasonal.

         WE DEPEND ON THIRD-PARTY RELATIONSHIPS, MANY OF WHICH ARE SHORT-TERM OR TERMINABLE, TO GENERATE ADVERTISING AND PROVIDE US WITH CONTENT.

         We will depend on a number of third-party relationships to increase traffic on eMD.com and thereby generate advertising and other revenues. Outside parties on which we depend include unrelated website operators that provide links to eMD.com, providers of healthcare content and the on-line property representation company which provides us with advertising sales services. Many of our arrangements with third-party internet sites and other third-party service providers are not exclusive and are short-term or may be terminated at the convenience of either party. We cannot assure you that third parties regard our relationship with them as important to their own respective businesses and operations. They may reassess their commitment to us at any time in the future and may develop their own competitive services or products.

         We intend to produce only a portion of the healthcare content that will be found on the eMD.com network. We will rely on third-party organizations that have the appropriate expertise, technical capability, name recognition, reputation for integrity, and willingness to syndicate product content for branding and distribution by others. As health-related content grows on the Internet, we believe that there will be increasing competition for the best product suppliers, which may result in a competitor acquiring a key supplier on an exclusive basis, or in significantly higher content prices. Such an outcome could make the eMD.com network less attractive or useful for an end user which could reduce our advertising and e-commerce revenues.

         We cannot assure you that we will be able to maintain relationships with third parties that supply us with content, software or related products or services that are crucial to our success, or that such content, software, products or services will be able to sustain any third-party claims or rights against their use. Also, we cannot assure you that the content, software, products or services of those companies that provide access or links to our website will achieve market acceptance or commercial success. Accordingly, we cannot assure you that our existing relationships will result in sustained business partnerships, successful product or service offerings or the generation of significant revenues for us.

         WE HAVE RECENTLY EXPERIENCED AND ARE CURRENTLY EXPERIENCING RAPID GROWTH IN OUR BUSINESS, AND OUR INABILITY TO MANAGE THIS GROWTH COULD HARM OUR BUSINESS.

         We have experienced and are currently experiencing a period of significant growth. This growth has placed, and the future growth we anticipate in our operations will continue to place, a significant strain on our resources. As part of this growth, we will have to implement new operational and financial systems and procedures and controls, expand, train and manage our employee base, and maintain close coordination among our technical, accounting, finance, marketing, sales and editorial staffs. If we are unable to manage our growth effectively, our business, results of operations and financial condition could be adversely affected.

         Several members of our senior management joined us 1999, including Sharon Allred, Senior Vice President and Scott Parliament, Chief Financial Officer. These individuals are currently becoming integrated with the other members of our management team. We cannot assure you that our management team will be able to work together effectively or successfully manage our growth. We believe that the successful integration of our management team is critical to our ability to effectively manage our operations and support our anticipated future growth.

         ANY FUTURE ACQUISITIONS WE MAKE OF COMPANIES OR TECHNOLOGIES MAY RESULT IN DISRUPTIONS TO OUR BUSINESS AND/OR THE DISTRACTION OF OUR MANAGEMENT, DUE TO DIFFICULTIES IN ASSIMILATING ACQUIRED PERSONNEL AND OPERATIONS.

         We may acquire or make investments in complementary businesses, technologies, services or products if appropriate opportunities arise. From time to time we engage in discussions and negotiations with companies regarding our acquiring or investing in such companies' businesses, products, services or technologies, and we regularly engage in such discussions and negotiations in the ordinary course of our business. Some of those discussions contemplate the other party making an investment in Bioshield. However, no assurance can be given in this regard. We cannot assure you that we will be able to identify future suitable acquisition or investment candidates, or if we do identify suitable candidates, that we will be able to make such acquisitions or investments on commercially acceptable terms or at all. If we acquire or invest in another company, we could have difficulty in assimilating that company's personnel, operations, technology and software. In addition, the key personnel of the acquired company may decide not to work for us. If we make other types of acquisitions, we could have difficulty in integrating the acquired products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Furthermore, we may incur indebtedness or issue equity securities to pay for any future acquisitions. The issuance of equity securities would be dilutive to our existing stockholders. As of the date of this prospectus, we have no agreement to enter into any material investment or acquisition transaction.

         IF OUR ABILITY TO EXPAND OUR NETWORK INFRASTRUCTURE IS CONSTRAINED IN ANY WAY WE COULD LOSE CUSTOMERS AND SUFFER DAMAGE TO OUR OPERATING RESULTS.

         Presently, our website is not yet operational. We must continue to expand and adapt our network infrastructure to accommodate additional users, increase transaction volumes and changing consumer and customer requirements. We may not be able to accurately project the rate or timing of increases, if any, in the use of our website or to expand and upgrade our systems and infrastructure to accommodate such increases. Our systems may not accommodate increased use while maintaining acceptable overall performance. Service lapses could cause our users to instead use the on-line services of our competitors.

         WE MAY HAVE LIABILITY FOR INFORMATION WE PROVIDE ON OUR WEBSITE OR WHICH IS ACCESSED FROM OUR WEBSITE.

         Because users of our website access health content and services relating to a condition they may have or may distribute our content to others, third parties may sue us for defamation, negligence, copyright or trademark infringement, personal injury or other matters. We could also become liable if confidential information is disclosed inappropriately. These types of claims have been brought, sometimes successfully, against on-line services in the past. Others could also sue us for the content and services that are accessible from our website through links to other websites or through content and materials that may be posted by our users in chat rooms or bulletin boards. While our agreements, including those with content providers, in some cases provide that we will be indemnified against such liabilities, such indemnification, if available, may not be adequate. Our insurance may not adequately protect us against these types of claims. Further, our business is based on establishing the eMD.com network as a trustworthy and dependable provider of healthcare information and services. Allegations of impropriety, even if unfounded, could therefore have a material adverse effect on our reputation and our business.

         ANY FAILURE OR INABILITY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS COULD ADVERSELY AFFECT OUR ABILITY TO ESTABLISH OUR BRAND.

         Our intellectual property is important to our business. We rely on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect our intellectual property. Federal registrations are pending for eMD.com as well as other service and trademarks. If we lose our right to use the eMD.com name, we would be forced to change our corporate name and adopt a new domain name. These changes could confuse current and potential customers and would adversely impact our business. We also rely on a variety of technologies that are licensed from third parties, including our database and internet server software, which is used in the eMD.com website to perform key functions. These third-party licenses may not be available to us on commercially reasonable terms in the future.

         OUR BUSINESS MAY FACE ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US WHICH COULD CAUSE OUR BUSINESS TO SUFFER.

         In addition to the risks specifically identified in this Risk Factors section or elsewhere in this prospectus, we may face additional risks and uncertainties not presently known to us or that we currently deem immaterial which ultimately impair our business, results of operations and financial condition.

         RISKS RELATED TO OUR INDUSTRY

         CONSUMERS AND THE HEALTHCARE INDUSTRY MUST ACCEPT THE INTERNET AS A SOURCE OF HEALTHCARE CONTENT AND SERVICES FOR OUR BUSINESS MODEL TO BE SUCCESSFUL.

         To be successful, we must attract to our network a significant number of consumers as well as other participants in the healthcare industry. To date, consumers have generally looked to healthcare professionals as their principal source for health and wellness information. Our business model assumes that both physicians and consumers will use healthcare information and purchase goods and services, including prescriptions drugs available on our network, that consumers will access important healthcare needs through electronic commerce using our website, and that local healthcare organizations will affiliate with us. This business model is not yet proven, and if we are unable to successfully implement our business model, our business will be materially adversely affected.

         THE INTERNET INDUSTRY IS HIGHLY COMPETITIVE AND CHANGING RAPIDLY, AND WE MAY NOT HAVE THE RESOURCES TO COMPETE ADEQUATELY.

         The number of internet websites offering users healthcare content, products and services is vast and increasing at a rapid rate. These companies compete with us for users, advertisers, e-commerce transactions and other sources of on-line revenue. In addition, traditional media and healthcare providers compete for consumers' attention both through traditional means as well as through new Internet initiatives. We believe that competition for healthcare consumers will continue to increase as the Internet develops as a communication and commercial medium.

         We compete directly for users, advertisers, e-commerce merchants, syndication partners and other affiliates with numerous internet and non-Internet businesses, including:

         - health-related on-line services or websites targeted at consumers, such as accesshealth.com, ahn.com, betterhealth.com, drkoop.com, drweil.com, healthcentral.com, healthgate.com, intelihealth.com, mayohealth.org;
                  mediconsult.com, onhealth.com, thriveonline.com and webmd.com;

         - on-line and Internet portal companies, such as America Online, Inc.; Microsoft Network; Yahoo! Inc.; Excite, Inc.; Lycos Corporation and Infoseek Corporation;

         - electronic merchants and conventional retailers that provide healthcare goods and services competitive to those available from links on our website;

         - hospitals, HMOs, managed care organizations, insurance companies and other healthcare providers and payors which offer healthcare information through the internet; and

         - other consumer affinity groups, such as the American Association of Retired Persons, SeniorNet and ThirdAge Media,

                  Inc. which offer healthcare-related content to specific demographic groups.

         Many of these potential competitors are likely to enjoy substantial competitive advantages compared to Bioshield, including:

         - the ability to offer a wider array of on-line products and services;

         -        larger production and technical staffs;

         - greater name recognition and larger marketing budgets and resources;

         -        larger customer and user bases; and

         - substantially greater financial, technical and other resources.

         To be competitive, we must respond promptly and effectively to the challenges of technological change, evolving standards and our competitors' innovations by continuing to enhance our products and services, as well as our sales and marketing channels. Increased competition could result in a loss of our market share or a reduction in our prices or margins. Competition is likely to increase significantly as new companies enter the market and current competitors expand their services.

         OUR BUSINESS IS SUBJECT TO GOVERNMENT REGULATION RELATING TO THE INTERNET WHICH COULD IMPAIR OUR OPERATIONS.

         Because of the increasing use of the Internet as a communication and commercial medium, the government has adopted and may adopt additional laws and regulations with respect to the internet covering such areas as user privacy, pricing, content, taxation, copyright protection, distribution and characteristics and quality of production and services.

         Since we operate a healthcare network over the internet, our business is subject to government regulation specifically relating to medical devices, the practice of medicine and pharmacology, healthcare regulation, insurance and other matters unique to the healthcare area.

         Laws and regulations have been or may be adopted with respect to the provision of healthcare-related products and services on-line, covering areas such as:

         -        the regulation of medical devices;

         - the practice of medicine and pharmacology and the sale of controlled products such as pharmaceuticals on-line;

         - the regulation of government and third-party cost reimbursement; and

         -        the regulation of insurance sales.

         FDA REGULATION OF MEDICAL DEVICES. Some computer applications and software are considered medical devices and are subject to regulation by the United States Food and Drug Administration. We do not believe that our current applications or services will be regulated by the FDA; however, our applications and services may become subject to FDA regulation. Additionally, we may expand our application and service offerings into areas that subject us to FDA regulation. We have no experience in complying with FDA regulations. We believe that complying with FDA regulations would be time consuming, burdensome and expensive and could delay or prevent our introduction of new applications or services.

         REGULATION OF THE PRACTICE OF MEDICINE AND PHARMACOLOGY. The practice of medicine and pharmacology requires licensing under applicable state law. We have endeavored to structure our website and affiliate relationships to avoid violation of state licensing requirements, but a state regulatory authority may at some point allege that some portion of our business violates these statutes. Any such allegation could result in a material adverse effect on our business. Further, any liability based on a determination that we engaged in the practice of medicine without a license may be excluded from coverage under the terms of our current general liability insurance policy.

         FEDERAL AND STATE HEALTHCARE REGULATION. We earn a service fee when users on our website purchase prescription pharmacy products from certain of our e-commerce partners. The fee is not based on the value of the sales transaction. Federal and state "anti-kickback" laws prohibit granting or receiving referral fees in connection with sales of pharmacy products that are reimbursable under federal Medicare and Medicaid programs and other reimbursement programs. Although there is uncertainty regarding the applicability of these regulations to our e-commerce revenue strategy, we believe that the service fees we receive from our e-commerce partners are for the primary purpose of marketing and do not constitute payments that would violate federal or state "anti-kickback" laws. However, if our program were deemed to be inconsistent with federal or state law, we could face criminal or civil penalties. Further, we would be required either not to accept any transactions which are subject to reimbursement under federal or state healthcare programs or to restructure our compensation to comply with any applicable anti-kickback laws or regulations. In addition, similar laws in several states apply not only to government reimbursement but also to reimbursement by private insurers. If our activities were deemed to violate any of these laws or regulations, it could cause a material adverse affect on our business, results of operations and financial condition.

         STATE INSURANCE REGULATION. In addition, we market insurance on-line, offered by unrelated third parties, and receive referral fees from those providers in connection with this activity. The use of the Internet in the marketing of insurance products is a relatively new practice. It is not clear whether or to what extent state insurance licensing laws apply to our activities. If we were required to comply with such licensing laws, compliance could be costly or not possible. This could have a material adverse effect on our business.

         THERE IS NO ESTABLISHED MARKET FOR THE CONSUMER HEALTHCARE E-COMMERCE TRANSACTIONS WE FACILITATE.

         We plan to develop relationships with retailers, manufacturers and other providers to offer healthcare products and services through direct links from our website to their website. Such a strategy involves numerous risks and uncertainties. There is no established business model for the sale of healthcare products or services over the Internet. Accordingly, we have limited experience in the sale of products and services on-line and the development of relationships with retailers, manufacturers or other providers of such products and services, and we cannot predict the rate at which consumers will elect to engage in this form of commerce or the compensation that we will receive for enabling these transactions.

         Consumers may sue us if any of the products or services that are sold through our website are defective, fail to perform properly or injure the user, even if such goods and services are provided by unrelated third parties. Some of our agreements with manufacturers, retailers and other providers contain provisions intended to limit our exposure to liability claims. These limitations may not however prevent all potential claims, and our insurance may not adequately protect us from these types of claims. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. As a result, any such claims, whether or not successful, could seriously damage our reputation and our business.

         INTERNET CAPACITY CONSTRAINTS MAY IMPAIR THE ABILITY OF CONSUMERS TO ACCESS OUR WEBSITE, WHICH COULD HINDER OUR ABILITY TO GENERATE ADVERTISING REVENUE.

         Our success will depend, in large part, upon a robust communications industry and infrastructure for providing Internet access and carrying internet traffic. The Internet may not prove to be a viable commercial medium because of:

         - inadequate development of the necessary infrastructure such as a reliable network backbone;

         - lack of timely development of complementary products such as high speed modems;

         - delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity; or

         -        increased government regulation.

         If the internet continues to experience significant growth in the number of users and the level of use, then the internet infrastructure may not be able to continue to support the demands placed on it.

         OUR BUSINESS IS DEPENDENT ON THE CONTINUOUS, RELIABLE AND SECURE OPERATION OF OUR WEBSITE AND RELATED TOOLS AND FUNCTIONS WE PROVIDE.

         We rely on the internet and, accordingly, depend upon the continuous, reliable and secure operation of internet servers and related hardware and software. Recently, several large Internet commerce companies have suffered highly publicized system failures which resulted in adverse reactions to their stock prices, significant negative publicity and, in certain instances, litigation. We have also suffered service outages from time to time, although to date none of these interruptions has materially adversely effected our business operations or financial condition. To the extent that our service is interrupted, our users will be inconvenienced, our commercial customers will suffer from a loss in advertising or transaction delivery and our reputation may be diminished. Some of these outcomes could directly result in a reduction in our stock price, significant negative publicity and litigation. Our computer and communications hardware are protected through physical and software safeguards. However, they are still vulnerable to fire, storm, flood, power loss, telecommunications failures, physical or software break-ins and similar events. We do not have full redundancy for all of our computer and telecommunications facilities and do not maintain a back-up data facility. Our business interruption insurance may be inadequate to protect us in the event of a catastrophe. We also depend upon third parties to provide potential users with web browsers and Internet and on-line services necessary for access to our website. In the past, our users have occasionally experienced difficulties with Internet and other on-line services due to system failures, including failures unrelated to our systems. Any sustained disruption in Internet access provided by third parties could adversely impact our business.

         We retain confidential customer information in our database. Therefore, it is critical that our facilities and infrastructure remain secure and are perceived by consumers to be secure. Despite the implementation of security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors or similar disruptive problems. A material security breach could damage our reputation or result in liability to us.

         RISKS RELATED TO PRIVATE EQUITY OFFERING

         In June 1999, we entered into a private equity credit agreement, under which we can require a private investor to purchase up to $10,000,000 of our common stock at a 20% discount to the average market price of our common stock. There are conditions to any drawdown under the private equity credit agreement, including that a registration statement covering the resale of the shares sold to the investor be effective with the Securities and Exchange Commission. We have filed a registration statement covering 2,500,000 shares of common stock issuable pursuant to the private equity credit agreement, and that registration statement is now effective. While our business plans rely in part upon the receipt of the $10,000,000 in financing provided for under the private equity credit agreement, there are certain circumstances under which we may not receive all or any part of that financing, including the following:

         - if we do not maintain the effectiveness of the registration statement with the Securities and Exchange Commission, or any of the other conditions to drawdown contained in the private equity credit agreement are not satisfied or waived, we will be unable to cause the investor to purchase any of the shares under the private equity credit agreement;

         - if the average market price of our shares is less than $5.00 per share at the time of drawdown under the private equity credit agreement, the sale to the investor of all of the 2,500,000 shares we have including in the registration statement would result in gross proceeds to us of less than $10,000,000, unless we determine to file an additional registration statement and have it declared effective;

         - under the rules of the NASDAQ Stock Market Inc., we cannot issue more than 1,263,831 shares under the private equity credit agreement, unless we secure shareholder approval of the issuance of the shares. Accordingly, if we do not secure shareholder approval, and the average market price of our shares is less than approximately $9.9375 per share at the time of drawdown under the private equity credit agreement, we will receive gross proceeds of less than $10,000,000; and

         - the obligations of the private investor under the private equity credit agreement are not secured or guaranteed, and if the investor does not have available funds or otherwise refuse to honor its obligations to us, we may not be able to force it to do so.

         Further, if we are successful in selling shares under the private equity credit agreement, the existing shareholders of Bioshield may experience significant dilution. As the market price for our common stock decreases, the number of shares which may be sold to the investor will increase. If we were to require the investor to purchase our shares at a time when our stock price is depressed, our existing shareholders' interest in our company will be significantly reduced.

         The resale by the investor of the common stock that it purchases from us will increase the number of our publicly traded shares, which could lower the market price of our common stock. Further, the shares that we sell to the investor will be available for immediate resale, and the mere prospect of this transaction also could lower the market price for our common stock.


                                 USE OF PROCEEDS

         The proceeds from the sale of the shares covered by this prospectus are entirely for the benefit of the selling shareholders. We will not receive any proceeds from the sale of the shares from the selling shareholders. We may receive proceeds from the exercise of the warrants, which proceeds will be used for general corporate purposes.


                   ISSUANCE OF SHARES TO SELLING SHAREHOLDERS

eMD.com FINANCING. In three separate private placements effected in June, August and September, 1999, we issued a total of 1,284,797 shares of common stock of eMD.com to four investors for a total of $6 million before deduction of fees and expenses. The eMD.com common stock was sold in reliance on Rule 506 of the Securities Act of 1933, which provides an exemption from registration for sales to accredited investors, as defined by Rule 501 under Regulation D of the Securities Act. The agreements governing the issuance and sale of the eMD.com common stock provide that, if eMD.com has not consummated an initial public offering of its common stock, at any time or times after May 31, 2000, any holder of the eMD.com common stock may exchange the eMD.com common stock for shares of common stock of Bioshield, as described below.

Each share of eMD.com common stock is exchangeable, at the option of the holder, into a number of shares of Bioshield common stock determined by multiplying the issue price of the eMD.com common stock, or $4.66, as that price is adjusted for stock splits and similar events, by 1.25, and dividing the resulting number by the average closing bid prices for a share of Bioshield common stock for the twenty consecutive trading days following the date that a notice of exchange is given by a holder. In the event that any holder seeks to exchange shares of eMD.com common stock for Bioshield common stock, we have the right, in our sole discretion, to pay to that holder the sum of $5.825 for each share so exchanged, as that price is adjusted for stock splits and similar events).

Pursuant to certain registration rights granted to the investors in the private placements, we were obligated to file a registration statement under the Securities Act of 1933 with respect to a minimum of 1,000,000 shares of Bioshield common stock issuable upon exchange of the eMD.com common stock. This prospectus forms a part of that registration statement. We are obligated to pay penalties if the registration statement is not declared effective within a specified time period.

We may, at our option, redeem any or all of the eMD.com common stock in our sole discretion at a price of $5.825 for each share so redeemed, as that price number is adjusted for stock splits and similar events. We may not redeem shares of eMD.com common stock having a value of less than $500,000; and we must have cash, credit or standby underwriting facilities available to fund the redemption.

We have the right to suspend the exchange of the eMD.com common stock for Bioshield common stock once, for a thirty-day period, without payment or penalty, in the event that, by May 31, 2000, we have received a letter of intent from a reputable investment banking firm to underwrite a public offering of the eMD.com common stock, and the public offering has not occurred by that date due to market conditions as determined by the investment banking firm.

The rights of the holders to exchange the eMD.com common stock for Bioshield common stock will be suspended so long as eMD.com becomes a reporting company under the Securities Exchange Act of 1934, eMD.com has a Form 8A declared effective by the SEC, and the trading price of the eMD.com common stock equals or exceeds $6.19 per share.

Under the terms of the agreements governing the issuance and sale of the eMD.com common stock, so long as the common stock of Bioshield is listed on the NASDAQ Small Cap Market or the NASDAQ National Market, we may not issue shares of Bioshield common stock upon exchange of the eMD.com common stock to the extent that the number of shares issued upon the exchange would equal or exceed 20% of outstanding Bioshield common stock at the time of the issuance of the eMD.com common stock., unless we obtains stockholder approval for the issuance. The holder of the eMD.com common stock may not in any event exchange shares so that, after giving effect to such exchange, the total number of shares beneficially owned by the holder and its affiliates would exceed 4.9% of the outstanding shares of common stock of Bioshield, or exchange more than 10% of the total number of shares of eMD.com common stock issued to such holder in an 30-day period.

THE SHARES. In 1998, we issued 100,000 shares of our common stock to CLR Associates, Inc. in exchange for financial and advisory services, and 25,000 shares to an investor. Those shares have been included in the registration statement of which this prospectus forms a part.

The Warrants. On February 27, March 16, and March 24, 1998, the Company sold 90 units to 12 investors for an aggregate of $450,000 or $5,000 per unit, with each unit consisting of (i) a $5,000 non-negotiable promissory note payable on the earlier of an initial public offering or three years from the date of issuance, and (ii) a warrant to purchase up to 5,000 shares of Common Stock at the initial public offering price beginning six months after the offering and ending five years after issuance. First Atlanta Securities, LLC acted as the Company's placement agent with respect to the placement of the units and received $40,000 in cash and a warrant to purchase 40,000 shares of Common Stock at a price per share equal to 110% of the initial public offering price. The units and related placement agent's warrants were issued under the exemption from the registration requirements of the Securities Act afforded by Section 4(2) of the Act.

Pursuant to the terms of the warrants issued to the investors, the holders of a majority of the total shares of common stock issuable pursuant to the warrants may demand one registration of a public offering of common stock by a written request delivered to the Company no sooner than 11 months and no later that 23 months following consummation of the Company's initial public offering. The holders have exercised that right, and the 450,000 shares of Bioshield common stock issuable upon exercise of the warrants have been included in the registration statement of which this prospectus forms a part.

Pursuant to the terms of the warrants issued to First Atlanta, at any time through the third anniversary of the Company's initial public offering, the holder of the warrants has a one-time right to require the Company to prepare and file a registration statement under the Securities Act covering all or any portion of the warrants and or the common stock for which the Warrants are exercisable. The holders have exercised that right, and the 40,000 shares of Bioshield common stock issuable upon exercise of the warrants have been included in the registration statement of which this prospectus forms a part.

In addition, the Company issued warrants to purchase a total of 31,667 shares to two investors prior to its initial public offering. Those shares have been included in the registration statement of which this prospectus forms a part.

                              SELLING SHAREHOLDERS

         The following table presents information known to us with respect to beneficial ownership of our common stock as of April 26, 2000 by each selling stockholder. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholders, if the holders were to exchange all of their eMD common stock as of April 26, 2000 and offer all the resulting shares of common stock for sale. In accordance with the terms of the agreements governing the exchange of the eMD common stock, if exchanged on March 24, 2000, each of the 1,284,797 shares of eMD common stock held by the selling shareholders would be exchangeable for .2683 of a share of Bioshield common stock, for a total of 344,709 shares of Bioshield common stock. The actual number of shares of common stock issuable upon exchange of the eMD common stock is indeterminate, and could be materially less or more than the amount estimated due to the exchange rate adjustments explained in this prospectus. We have agreed to register, under a registration statement on Form S-3 of which this prospectus is a part, 1,000,000 shares; the additional shares covered by this prospectus for sale by the selling stockholders are to accommodate the possibility that the actual number of shares issuable upon exchange of the eMD common stock increases as a result of adjustments in the exchange rate. This table, however, assumes no adjustment in the exchange rate. We cannot assure you that the selling stockholders will exchange any of their shares of eMD common stock or sell any or all of the shares that they may acquire upon any exchange of the eMD common stock.

                                                 SHARES OF EMD        SHARES OFFERED
                                                 COMMON                 PURSUANT TO
                                                 STOCK                EXCHANGE OF EMD
            SELLING STOCKHOLDERS                 BENEFICIALLY OWNED   COMMON STOCK
            --------------------                 ------------------   ---------------

            Jackson, LLC                            1,070,664             287,259

            Cache Capital (USA) L.P.                85,653                 22,980

            GPS America Fund Ltd.                   42,827                 11,490

            Atlantis Capital Fund Limited           85,653                 22,980

            Total                                   1,284,797             344,709

                                                     SHARES             SHARES
                                                    OFFERED            OFFERED
                                                    PURSUANT           PURSUANT
                                                    TO THIS          TO EXERCISE
            SELLING STOCKHOLDERS                   PROSPECTUS        OF WARRANTS
            --------------------                   ----------        -----------
            David A. Brady                               --            150,000

            Alan McKeon                                  --             25,000

            R. Wunderlich                                --             50,000

            Leo Thompson                                 --             25,000

            CHR Associates                          100,000                 --

            Raymond L. Moss                          25,000                 --

            Sheldon Gustman                              --             19,167

            Robert Brickerman                            --             12,500

                              PLAN OF DISTRIBUTION

         Shares covered by this prospectus may be offered and sold from time to time by the selling shareholders. The selling shareholders will act independently of Bioshield in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may sell the shares:

         -        on the Nasdaq SmallCap Market(TM);
         - at prices and at terms then prevailing or at prices related to the then current market price; or
         - in private sales at negotiated prices directly or through brokers.

The selling shareholders and any underwriter, dealer or agent who participates in the distribution of the shares may be deemed to be underwriters under the Securities Act, and any discount, commission or concession received by these persons might be deemed to be an underwriting discount or commission under the Securities Act. We have agreed to indemnify the selling shareholders against some liabilities arising under the Securities Act.

         Any broker-dealer participating in transactions as agent may receive commissions from the selling shareholders, and, if acting as agent for the purchaser of the shares, from the purchaser). Usual and customary brokerage fees will be paid by the selling shareholders. Broker-dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for the selling shareholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling shareholders. Broker-dealers who acquire shares as principal may then resell the shares from time to time in transactions in the over-the-counter market, in negotiated transactions or by a combination of these methods of sale, at market prices prevailing at the time of sale or at negotiated prices, and in connection with resales may pay to or receive from the purchasers of the shares commissions as described above.

         We have advised the selling shareholders that the anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. The selling shareholders have advised Bioshield that during the time as the selling shareholders may be engaged in the attempt to sell shares registered under this prospectus, they will:

         - not engage in any stabilization activity in connection with any of the shares;

         - not bid for or purchase any of the shares or any rights to acquire the shares, or attempt to induce any person to purchase any of the shares or rights to acquire the shares other than as permitted under the Securities Exchange Act;

         - not effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution; and

         - effect all sales of shares in broker's transactions through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated transactions where no broker or other third party, other than the purchaser, is involved.

         The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against some liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act if the broker-dealers purchase shares as principal.

         In order to comply with the securities laws of some states, if applicable, the shares will be sold in some jurisdictions only through registered or licensed brokers or dealers. In some states, the shares may not be sold unless the shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         There can be no assurance that the selling shareholders will sell all or any of the shares offered under this prospectus.

                          DESCRIPTION OF CAPITAL STOCK


COMMON STOCK

         Bioshield is authorized to issue 50,000,000 shares of common stock, without par value, and 10,000,000 of blank check preferred stock. As of February 10, 2000, there were 6,406,578 shares of common stock issued and outstanding.

         The holders of outstanding shares of all classes of common stock are entitled to share ratably in any dividends paid on the common stock when, as and if declared by the board of directors out of funds legally available. Each holder of common stock is entitled to one vote for each share held of record. The common stock is not entitled to cumulative voting or preemptive rights and is not subject to redemption. Upon liquidation, dissolution or winding-up of Bioshield, the holders of common stock are entitled to share ratably in the net assets legally available for distribution. All outstanding shares of common stock are fully paid and non-assessable.

SERIES A CONVERTIBLE PREFERRED STOCK

         Pursuant to our certificate of incorporation, the board has classified 200 shares of preferred stock as series A convertible preferred stock with the rights, preferences, privileges and terms set forth in the amendment to our certificate of incorporation filed with the State of Georgia. Of the 200 shares authorized by the board, 100 are currently outstanding. The stated value per share of the series A preferred stock is $20,000. All shares of common stock are of junior rank to all series A preferred shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution, and winding up. The rights of the shares of common stock are subject to the preferences and relative rights of the series A preferred shares. The series A preferred shares will be of greater rank than any series of common or preferred stock issued by us in the future. Without the prior express written consent of the holders of at least a majority of the then outstanding series A preferred shares, we will not authorize or issue capital stock that is of senior or equal rank to the series A preferred shares regarding the preferences as to distributions and payments upon the liquidation, dissolution and winding up of Bioshield. Without the prior express written consent of the holders of not less than a majority of the then outstanding series A preferred shares, we will not hereafter authorize or make any amendment to our certificate of incorporation or bylaws, or make any resolution of the board of directors with the Georgia Secretary of State containing any provisions which would materially and adversely affect or impair the rights or relative priority of the holders of the series A preferred shares relative to the holders of the common stock or the holders of any other class of capital stock. In the event of our merger or consolidation with or into another corporation, the series A preferred shares shall maintain their relative powers, designations, and preferences, and no merger may result that is inconsistent with this provision.

         Holders of the series A preferred stock are not entitled to receive dividends. If any series A preferred shares are outstanding, we may not, without the prior express written consent of the holders of a majority of the then outstanding series A preferred shares, directly or indirectly declare, pay or make any dividends or other distributions upon any of the common stock (other than a dividend of shares of eMD.com) unless written notice thereof has been given to holders of the series A preferred shares at least thirty days prior to the earlier of (a) the record date taken for or (b) the payment of the dividend or other distribution. We may declare and pay a dividend in cash with respect to the common stock so long as we pay simultaneously to each holder of series A preferred shares an amount in cash equal to the amount the holder would have received had all of the holder's series A preferred shares been converted to common stock one business day before the record date for the dividend, and after giving effect to the payment of any dividend and any other required payments, including required payments to the holders of the series A preferred shares, we have in cash or cash equivalents an amount equal to the aggregate of:

         - all of our liabilities reflected on our most recently available balance sheet;

         - the amount of any indebtedness incurred by us or any of our subsidiaries since our most recent balance sheet; and

         - 120% of the amount payable to all holders of any shares of any class of preferred stock assuming a liquidation as the date of our most recently available balance sheet.

         In the event of any voluntary or involuntary liquidation, dissolution, or winding up, the holders of the series A preferred shares will be entitled to receive in cash out of our assets, whether from capital or from earnings available for distribution to our stockholders, before any amount shall be paid to the holders of any of our capital stock of any class junior in rank to the series A preferred shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up, an amount per series A preferred share equal to the sum of (i) $20,000 and (ii) a premium of 4% per year of the stated value from the date of issuance of the series A preferred stock; provided that, if the funds are insufficient to pay the full amount due to the holders of series A preferred shares and holders of shares of other classes or series of preferred stock that are of equal rank with the series A preferred shares as to payments of this type, then each holder of series A preferred shares and other preferred shares will share equally in the available funds in accordance with their respective liquidation preferences. The purchase or redemption by us of stock of any class in any manner permitted by law will not be regarded as a liquidation, dissolution or winding up. Neither our consolidation or merger with or into any other person, nor the sale or transfer by us of less than substantially all of our assets will be deemed to be a liquidation, dissolution or winding up.

         The holders of series A preferred shares have no voting rights, except as required by law, including the Corporation Law of the State of Georgia. Each share of series A preferred stock is convertible into the number of shares of our common stock, equal to the stated value ($20,000) plus a premium of 4% per year of the stated value from the date of issuance of the series A preferred stock, divided by the conversion price. The conversion price is equal to 80% of the average closing bid prices of the common stock for the twenty consecutive trading days ending on the day prior to the conversion. If all the outstanding shares of series A preferred stock were converted as of April 25, 2000, based upon the closing bid prices of the shares prior to that date, under the conversion formula of the series A preferred stock the conversion price for the shares would be set at a price of approximately $17.37 per share, and the 100 outstanding shares of series A preferred stock would be convertible into approximately 145,141 shares of common stock, or approximately 1.8% of the shares that would then be outstanding (based on the number of shares outstanding as of February 10, 2000). The following table includes the total number of shares that would be issued upon conversion of all the series A preferred stock, and the percentage of the issued and outstanding shares (based on the number of shares outstanding as of February 10, 2000) that such number of shares would then represent, under the following assumptions:

(a) assuming the current conversion price of $17.37 per share; (b) assuming a conversion price 25% below a conversion price based upon the closing sale price as of April 24, 2000 of $12.50 per share, or $9.375 per share; (c) assuming a conversion price 50% below a conversion price based upon the closing sale price as of April 24, 2000 of $12.50 per share, or $6.25 per share; and (d) assuming a conversion price 75% below a conversion price based upon the closing sale price as of April 24, 2000 of $12.50 per share, or $3.125 per share.

                             THE SERIES A PREFERRED
                           SHARES WOULD CONVERT INTO:


                                                 NUMBER OF          PERCENT OF
                                                  SHARES            OUTSTANDING
                                                 ---------          -----------

At the Current Conversion Price . . . . . . .     115,141               1.8%
At 25% below the Current Market Price . . . .     213,333               3.3%
At 50% below the Current Market Price . . . .     320,000               5.0%
At 75% below the Current Market Price . . . .     640,000              10.0%


         Under the conversion price formula, there is no ceiling on the number of shares of common stock into which the outstanding shares of series A preferred stock can be converted. As a result, as the price of the common stock decreases, the number of shares of common stock underlying the outstanding shares of series A preferred stock continues to increase. Under the conversion price formula, the series A preferred stock is likely to be convertible at a rate at or below the common stock's market price. The lower the common stock's market price at the time the holder converts his outstanding shares of series A preferred stock, the more shares of common stock the holder will get in the conversion. To the extent the holder of shares of series A preferred stock converts and then sells the shares of common stock, the common stock's market price may decrease due to the additional shares in the market, allowing the selling holder to convert other shares of series A preferred stock into greater amounts of common stock, the sale of which could further depress the market price for the common stock. The downward pressure on the market price of the common stock as a holder of the series A preferred stock converts and sells material amounts of common stock could encourage short sales by other holders or others, placing further downward pressure on the market price of the common stock. The conversion of the outstanding shares of series A preferred stock may result in substantial dilution to the interest of other common stockholders, since the holder of the outstanding shares of series A preferred stock may ultimately convert and sell the full amount of common stock issuable upon conversion.

         The holders of the series A preferred shares are limited with respect to the number of shares that they can convert at any one time. In particular, they are not entitled to convert shares that would result in their owning in excess of 4.9% of the outstanding common stock following conversion.

         The issuance of the series A preferred stock is also subject to the NASDAQ National Market's Market Place Rule 4460(i). Pursuant to the terms of this rule, we have agreed with the holder of the series A preferred stock that so long as we are subject to this rule or any rule substantially similar to this rule, we will not issue more than 19.99% of the common stock outstanding on the date the series A preferred stock was issued upon conversion of the series A preferred stock in the absence of:

     -the approval of the issuance by our stockholders; or

     -a waiver by NASDAQ of the provisions of that rule.

         We may, at our option at any time after the 90(th) day following the issuance of the series A preferred stock through January 12, 2001, prohibit the holder of the series A preferred stock from exercising any conversion rights for up to 90 days, provided that specified conditions are met. If we exercise that right, we are required to compensate the holders of the series A preferred stock in cash in an amount equal to 3% of the principal amount of the series A preferred stock held by each holder for each thirty days that the prohibition is in effect, pro-rated for partial months, or, at our option, deliver common stock in payment of such amount, based on the average closing bid prices for the common stock for the twenty trading days preceding the end of each calendar month during the period conversion is prohibited.

         The right of the holder of the series A preferred stock to convert their shares is also subject to the following restrictions: (i) during the period beginning on the issuance date through the following 90 days, the holder may not convert more than 25% of the series A preferred stock purchased by the holder; (ii) during the period beginning on the issuance date through the following 120 days, the holder may not convert more than 50% of the series A preferred stock purchased by the holder; and (iii) during the period beginning on the issuance date through the following 150 days, each holder may not convert more than 75% of the series A preferred stock purchased by the holder.

         At any time after the issuance date of the Series A preferred stock, we have the right, in our sole discretion, to redeem, from time to time, any or all of the series A preferred stock; provided that specified conditions are met, including that we have cash, credit or standby underwriting facilities available to fund the redemption. The redemption price is calculated as (i) 105% of the original purchase price for the first 30 days following the issuance date; (ii) 110% of the original purchase price for the next 90 days and (iii) 120% of the original purchase price after 120 days from the issuance date. All series A preferred stock outstanding as of January 11, 2003 will be automatically converted in accordance with the conversion provisions of the Series A preferred stock.

TRANSFER AGENT AND REGISTRAR

         The Transfer Agent and Registrar, for Bioshield's common stock and the warrants, is American Stock Transfer & Trust Co., 40 Wall Street, New York, New York 10005.

                                  LEGAL MATTERS

         The validity of the shares offered under this prospectus will be passed upon by Sims Moss Kline & Davis LLP, Atlanta, Georgia, counsel to Bioshield. Raymond L. Moss, a partner with Sims Moss Kline & Davis LLP, owns or has the right to acquire 25,000 shares of common stock of Bioshield and owns 225,000 shares of eMD.com. Other partners of the firm own 75,000 shares in the aggregate of eMD.com


                                     EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference to Bioshield's annual report on Form 10-KSB for the year ended June 30, 1999, have been so incorporated in reliance on the reports of Grant Thorton LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.


                       WHERE YOU CAN FIND MORE INFORMATION

         This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission. Some information in the registration statement has been omitted from this prospectus as permitted by the rules of the SEC. We file the annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the registration statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the SEC: Seven World Trade Center, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. You can obtain copies from the public reference room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549 upon payment of copying fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov. Our common stock is quoted on The Nasdaq SmallCap Market(TM). Reports, proxy and information statements and other information concerning Bioshield. may be inspected at The Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006.


                      INFORMATION INCORPORATED BY REFERENCE

         The SEC allows us to incorporate by reference some of our publicly-filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders have sold all the shares.

         The following documents filed with the SEC are incorporated by reference in this prospectus:

         1. Our annual report on Form 10-KSB and Amendment No. 1 thereto for the year ended June 30, 1999 (File No. 0-24913).

         2. Our Quarterly Reports on Form 10-QSB for the quarters ended September 30, 1999 and December 31, 1999.

         3. Our Current Reports on Form 8-K, filed with the SEC on May 10, 1999, April 13, 1999, and April 1, 1999 (File No. 0-26822).

         We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to the documents. You should direct any requests for documents to Wayne Roberts, BioShield Technologies, Inc., 5655 Peachtree Parkway, Norcross, Georgia 30092, (770) 246-2000.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The Registrant will bear no expenses in connection with any sale or other distribution by the selling shareholders of the shares being registered other than the expenses of preparation and distribution of this Registration Statement and the prospectus included in this Registration Statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee and the NASD listing fee.

             SEC registration fee                                   $ 6,058.91
             Legal fees and expenses                                 15,000.00
             Accounting fees and expenses                            10,000.00
             NASD listing fee                                         7,500.00
             Miscellaneous expenses                                   1,000.00

             Total                                                  $39,558.91


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 14-2-202(b)(4) of the Georgia Business Corporation Code provides that a corporation's articles of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director. This Section also provides, however, that such a provision shall not eliminate or limit the liability of a director (i) for any appropriation, in violation of his duties, of any business opportunity of the corporation, (ii) for acts or omissions involving intentional misconduct or a knowing violation of law, (iii) for certain other types of liability set forth in the Code, and (iv) for transactions from which the director derived an improper personal benefit. Article VI of the Registrant's Articles of Incorporation contains a provision eliminating or limiting the personal liability of a director of the Registrant to the fullest extent authorized by the Georgia Business Corporation Code.

         In addition, Sections 14-2-851 and 14-2-857 of the Georgia Business Corporation Code, provides for indemnification of directors and officers of the Registrant for liability and expenses reasonably incurred by them in connection with any civil, criminal, administrative or investigative action, suit or proceeding in which they may become involved by reason of being a director or officer of the Registrant. Indemnification is permitted if the director or officer acted in a manner which he believed in good faith to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct to be unlawful; provided that the Registrant may not indemnify any director or officer (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or
(ii) in connection with any other proceeding in which he was adjudged liable on the basis that personal profit was improperly received by him, except as determined by a court of competent jurisdiction. Article 9 of the Registrant's Bylaws contains a provision providing for the indemnification of officers and directors and advancement of expenses to the fullest extent authorized by the Georgia Business Corporation Code.

         The Registrant may seek to purchase and maintain directors and officers liability insurance which insures against liabilities that directors and officers of the Registrant may incur in such capacities.

ITEM 16.  EXHIBITS.

         EXHIBITS
         --------
         4.2        --     Forms of Investor Warrants(1)
         5.1        --     Opinion of Sims Moss Kline & Davis LLP

         23.1       --     Consent of Grant Thornton LLP, Independent Accountants

         23.2       --     Consent of Sims Moss Kline & Davis LLP (included in Exhibit 5.1)

         24.1       --     Power of Attorney (see page II-3)

         10.58      --     Securities Purchase Agreement, dated as of June 30, 1999
                           by and among Allergy Superstore.com, Inc. and Jackson, LLC (2)

         10.59      --     Registration Rights Agreement, dated as of June 30, 1999 by and among BioShield Technologies and Jackson, LLC (2)

         10.60      --     Registration Rights Agreement, dated as of June 30, 1999 by and among Allergy Superstore.com, Inc. and Jackson, LLC (2)

         10.61      --     Transfer Agent Instructions, dated as of June 30, 1999 (2)

         10.62      --     Warrant Agreement, dated as of June 30, 1999 by and
                           among Allergy Superstore.com, Inc. and Jackon, LLC (2)

         10.63      --     Securities Purchase Agreement, dated as of August 25,
                           1999 by and among Allergy Superstore.com, Inc. and
                           Cache Capital (USA) L.P. (2)

         10.64      --     Registration Rights Agreement, dated as of August 25,
                           1999 by and among BioShield Technologies and Cache
                           Capital (USA) L.P. (2)

         10.65      --     Registration Rights Agreement, dated as of August 25,
                           1999 by and among Allergy Superstore.com, Inc. and
                           Cache Capital (USA) L.P. (2)

         10.66      --     Transfer Agent Instructions, dated as of August 25, 1999 (2)

         10.67      --     Warrant Agreement, dated as of August 25, 1999 by and
                           among Allergy Superstore.com, Inc. and Cache Capital
                           (USA) L.P. (2)

         10.68      --     Securities Purchase Agreement, dated as of August 25,
                           1999 by and among Allergy Superstore.com, Inc. and
                           GPS America Fund Ltd (2)

         10.69      --     Registration Rights Agreement, dated as of August 25,
                           1999 by and among BioShield Technologies and GPS
                           America Fund Ltd (2)

         10.70      --     Registration Rights Agreement, dated as of August 25,
                           1999 by and among Allergy Superstore.com, Inc. and
                           GPS America Fund Ltd (2)

         10.71      --     Transfer Agent Instructions, dated as of August 25, 1999 (1)

         10.72      --     Warrant Agreement, dated as of August 25, 1999 by and
                           among Allergy Superstore.com, Inc. and GPS America
                           Fund Ltd (2)

         10.73      --     Securities Purchase Agreement, dated as of September
                           2, 1999 by and among Allergy Superstore.com, Inc. and
                           Atlantis Capital Fund Limited (2)

         10.74      --     Registration Rights Agreement, dated as of September
                           2, 1999 by and among BioShield Technologies and
                           Atlantis Capital Fund Limited (2)

         10.75      --     Registration Rights Agreement, dated as of September 2,
                           1999 by and among Allergy Superstore.com, Inc. and
                           Atlantis Capital Fund Limited (2)

         10.76      --     Transfer Agent Instructions, dated as of September 2,
                           1999 (2)

         10.77      --     Warrant Agreement, dated as of September 2, 1999 by and
                           among Allergy Superstore.com, Inc. and Atlantis Capital
                           Fund Limited (2)

         10.78      --     Warrant Agreement, dated as of September 2, 1999 by
                           and among Allergy Superstore.com, Inc. and J.P. Carey
                           Securities, Inc. (2)

         10.79      --     Warrant Agreement, dated as of September 2, 1999 by and
                           among Allergy Superstore.com, Inc. and Greenfield
                           Capital Partners, LLC (2)

         10.80      --     Legal Opinion of Sims Moss Kline & Davis LLP, dated
                           as of June 30, 1999 (2)

         10.81      --     Placement Agent Agreement, dated as of June 30, 1999
                           between Allergy Superstore.com, Inc. and J.P. Carey
                           Securities, Inc. (2)

(1) Filed as the corresponding exhibit to the Company's Registration Statement on Form SB-2 filed with the Commission on June 26, 1998.

(2) Filed as the corresponding exhibit to the Company's Annual Report on Form 10-KSB for the year ended June 30, 1999 and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Norcross, State of Georgia, on April 26, 2000.


                         BIOSHIELD TECHNOLOGIES, INC.


                         By: /s/ TIMOTHY C. MOSES
                         ------------------------
                                Timothy C. Moses
                                   President

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy C. Moses and Jacques Elfersy, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his substitute or substitutes, January lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



             SIGNATURE                       TITLE                                             DATE
             ---------                       -----                                             ----

             /s/ Timothy C. Moses            President; Chief Executive Officer;           April 26, 2000
             ------------------------        Director (Principal Executive Officer)
             Timothy C. Moses


             /s/ Jacques Elfersy             Chairman of the Board; Vice President of      April 26, 2000
             ------------------------        Operations and Director of Regulatory
             Jacques Elfersy                 Affairs


             /s/ Scott Parliament            Executive Vice President and Chief            April 26, 2000
             ------------------------        Financial Officer (Principal Financial
             Scott Parliament                and Accounting Officer)

             /s/ Carl T. Garner              Director                                      April 26, 2000
             ------------------------
             Carl T. Garner

             /s/ Michel Azran                Director                                      April 26, 2000
             ------------------------
             Michel Azran

                                INDEX TO EXHIBITS


        4.2       --      Forms of Investor Warrants(1)

        5.1       --      Opinion of Sims Moss Kline & Davis LLP

        23.1      --      Consent of Grant Thornton LLP, Independent Accountants

        23.2      --      Consent of Sims Moss Kline & Davis LLP (included in
                          Exhibit 5.1)

        24.1      --      Power of Attorney (see page II-3)

        10.58     --      Securities Purchase Agreement, dated as of June 30,
                          1999 by and among Allergy Superstore.com, Inc. and
                          Jackson, LLC (2)

        10.59     --      Registration Rights Agreement, dated as of June 30,
                          1999 by and among BioShield Technologies and Jackson,
                          LLC (2)

        10.60     --      Registration Rights Agreement, dated as of June 30,
                          1999 by and among Allergy Superstore.com, Inc. and
                          Jackson, LLC (2)

        10.61     --      Transfer Agent Instructions, dated as of June 30,
                          1999 (2)

        10.62     --      Warrant Agreement, dated as of June 30, 1999 by and
                          among Allergy Superstore.com, Inc. and Jackson, LLC
                          (2)

        10.63     --      Securities Purchase Agreement, dated as of August 25,
                          1999 by and among Allergy Superstore.com, Inc. and
                          Cache Capital (USA) L.P. (2)

        10.64     --      Registration Rights Agreement, dated as of August 25,
                          1999 by and among BioShield Technologies and Cache
                          Capital (USA) L.P. (2)

        10.65     --      Registration Rights Agreement, dated as of August 25,
                          1999 by and among Allergy Superstore.com, Inc. and
                          Cache Capital (USA) L.P. (2)

        10.66     --      Transfer Agent Instructions, dated as of August 25,
                          1999 (2)

        10.67     --      Warrant Agreement, dated as of August 25, 1999 by and
                          among Allergy Superstore.com, Inc. and Cache Capital
                          (USA) L.P. (2)

        10.68     --      Securities Purchase Agreement, dated as of August 25,
                          1999 by and among Allergy Superstore.com, Inc. and
                          GPS America Fund Ltd (2)

        10.69     --      Registration Rights Agreement, dated as of August 25,
                          1999 by and among BioShield Technologies and GPS
                          America Fund Ltd (2)

        10.70     --      Registration Rights Agreement, dated as of August 25,
                          1999 by and among Allergy Superstore.com, Inc. and
                          GPS America Fund Ltd (2)

        10.71     --      Transfer Agent Instructions, dated as of August 25,
                          1999 (2)

        10.72     --      Warrant Agreement, dated as of August 25, 1999 by and
                          among Allergy Superstore.com, Inc. and GPS America
                          Fund Ltd (2)

        10.73     --      Securities Purchase Agreement, dated as of September
                          2, 1999 by and among Allergy

                           Superstore.com, Inc. and Atlantis Capital Fund
                           Limited (2)

        10.74     --       Registration Rights Agreement, dated as of September
                           2, 1999 by and among BioShield Technologies and
                           Atlantis Capital Fund Limited (2)

        10.75     --       Registration Rights Agreement, dated as of September
                           2, 1999 by and among Allergy Superstore.com, Inc. and
                           Atlantis Capital Fund Limited (2)

        10.76     --       Transfer Agent Instructions, dated as of September 2,
                           1999 (2)

        10.77     --       Warrant Agreement, dated as of September 2, 1999 by
                           and among Allergy Superstore.com, Inc. and Atlantis
                           Capital Fund Limited (2)

        10.78     --       Warrant Agreement, dated as of September 2, 1999 by
                           and among Allergy Superstore.com, Inc. and J.P. Carey
                           Securities, Inc. (2)

        10.79     --       Warrant Agreement, dated as of September 2, 1999 by
                           and among Allergy Superstore.com, Inc. and Greenfield
                           Capital Partners, LLC (2)

        10.80     --       Legal Opinion of Sims Moss Kline & Davis LLP, dated
                           as of June 30, 1999 (2)

        10.81     --       Placement Agent Agreement, dated as of June 30, 1999
                           between Allergy Superstore.com, Inc. and J.P. Carey
                           Securities, Inc. (2)


(1) Filed as the corresponding exhibit to the Company's Registration Statement on Form SB-2 filed with the Commission on June 26, 1998.

(2) Filed as the corresponding exhibit to the Company's Annual Report on Form 10-KSB for the year ended June 30, 1999 and incorporated herein by reference.